EXHIBIT 10.3

REVISED AND AMENDED AGREEMENT CONCERNING THE BUSINESS RELATIONSHIP BETWEEN K.D. DIEPHOLZ AND DYNARESOUNCE, INC.

This comprehensive agreement (“Agreement”) is made as of the 3rd day of June, 2024 (the “Effective Date”), by and between DynaResource, Inc., a Delaware corporation (the “Company”), and Koy W. (“K.D.”) Diepholz (“Diepholz”). For purposes of this Agreement Diepholz and the Company may be referred to as the “Parties”. This Agreement amends, replaces and supersedes any and all agreements and understandings between the Parties including, but not limited to, the employment agreement between the Company and Director dated April 19, 2023.

RECITALS

WHEREAS, Diepholz presently serves as the Chief Executive Officer and Chairman of the Company and presently serves as the President of DynaResource de Mexico, S.A. de C.V., the Company’s wholly owned subsidiary;

WHEREAS, Diepholz and the Company have determined that it is their mutual best interests for Diepholz to cease involvement in the day to day management of the Company and it is in their mutual interests for Diepholz to transition out of his role as Chief Executive Officer and any other roles as an employee or officer of the Company or its subsidiaries;

WHEREAS, the Company is appreciative of and grateful for Diepholz’s many contributions to the development and maturation of the Company;

WHEREAS, the Company considers the establishment and maintenance of a sound and vital Board of Directors to be in the best interests of the Company and its stockholders;

WHEREAS, Diepholz is expected to continue to make a meaningful contribution to the strength of the Company as a member of the Board of Directors and, subject to the terms of this Agreement and the Company’s by-laws, as non-executive chairman of the Board of Directors (hereinafter “Chairman of the Board”); and

WHEREAS, Diepholz and the Company desire to use this Agreement to set forth the terms of his continued relationship with the Company.

SUBSTANTIVE AGREEMENT TERMS

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, including the compensation to be paid to Diepholz, the Parties hereby agree as follows:

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EXHIBIT 10.3

1.
Resignation of Employment, Effective Date, Separation Date and other Terms related to role on Board of Directors.
1.1.
Voluntary Resignation of Employment as Chief Executive Officer and Other Employee Officer Positions of the Company or its Subsidiaries. As of the Effective Date of this Agreement Diepholz voluntarily resigns from his position as Chief Executive Officer as well as all other executive positions with the Company and its subsidiaries. Diepholz voluntarily resigns his employment status with Company effective at 5:00 p.m. on June 30, 2024 (the “Separation Date”). Effective as of the Separation Date, Diepholz shall be relieved of his duties, responsibilities, and authorities for Company except as expressly provided in Section 2 below and elsewhere in this Agreement. After the Separation Date, Diepholz will not represent himself as being an employee, officer, agent, or representative of Company or its subsidiaries and affiliates for any purpose or in any capacity other than as Chairman or member of the Board of Directors. Except as otherwise set forth in this Agreement, the Separation Date will be Diepholz’s separation date for all employment purposes, meaning, except as specifically set forth below, Diepholz will no longer be entitled to any further employee compensation, perquisites, or employment benefits from Company or its subsidiaries and affiliates, including coverage under any benefit plans or programs sponsored by Company.
1.2.
Duties and Responsibilities During Transition Period. Diepholz understands that the Company intends to select and appoint another individual to the position of Chief Executive Officer who may also be appointed to other officer positions within the Company or its subsidiaries. Between the Effective Date of this Agreement and the Separation Date (the “Transition Period”), Diepholz shall no longer be required to devote his full time to the performance of regular duties, responsibilities, and authorities but shall remain an employee of the Company and continue to receive the same salary and benefits as he received immediately prior to the Effective Date. During this Transition Period Diepholz shall cooperate fully and completely with the Company, at its request, in all matters in which it reasonably requests assistance, including without limitation in all matters relating to the transition of his employment duties, responsibilities, and authorities for the Company (the “Transition Duties”). The Transition Duties include but are not limited to Diepholz promptly responding to telephone calls, e-mails, text messages, meeting requests and other communications from the Company and its officers or employees and meeting with officers and employees of the Company at reasonable times upon request. Diepholz shall promptly provide and perform such reasonably requested Transition Duties to the best of his ability.
1.3.
Appointment as non-executive chairman of the Board. Subject to the terms of Section 1.5 below, as soon as practical following the execution of this Agreement Diepholz shall be appointed Chairman of the Board of Directors. It is expressly recognized herein that Diepholz will be acting in the capacity of a non-executive chairman of the board of directors, and expressly not acting as an executive chairman of the Board. The Initial Term for such appointment as

EXHIBIT 10.3

Chairman of the Board shall be for the later of: a) a minimum period of one (1) year from the Date of this Agreement or b) until the 2025 annual meeting of shareholders. If the majority of the Board of Directors vote in favor of extending Diepholz’s term the Initial Term, as Chairman of the Board, the Initial Term may be extended. To the extent any amendments or modifications to the Company’s bylaws are required to effect the appointment as Chairman of the Board, such amendments or modifications shall be executed and effected by the Company promptly and not unreasonably delayed. Nothing herein shall limit the Shareholders’ rights to vote for Diepholz as a member of the Board of Directors or to extend his term as Chairman of the Board.
1.4.
Duties and Responsibilities of Chairman of the Board as a non-executive Chairman. As Chairman of the Board, Diepholz shall have no duties or responsibilities for the day to day management or leadership of the Company. As Chairman of the Board, Diepholz shall have no right to bind the Company except through action of the Board of Directors on matters that are properly brought before the Board in accordance with the bylaws of the Company and in accordance with applicable federal or Delaware law.

Diepholz’s duties as Chairman of the Board are significant but exclude the day to day management of the Company. Generally, Diepholz’s duties as Chairman of the Board are as follows:

-
Solicit Board meeting agenda items from the Board of Directors and work with Chief Executive Officer to finalize agenda for the Company’s Board of Directors meetings;
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Coordinate with Company to carry out procedural and administrative functions of the Company’s Board meetings;
-
Coordinate with the Company on written resolutions of the Board of Directors;
-
Moderate the Board Meetings and the Executive Sessions at Board meetings;
-
Substantively participate in meetings of the Board of Directors along with other participants;
-
Coordinate with other Board members to provide performance feedback for the Chief Executive Officer and any other designated members of the management team (provided that other Board members or the full Board may also provide feedback as they deem appropriate);
-
As requested by the Company participate in investigations, exercises or issue analysis if requested by the Chief Executive Officer; and
-
Following the expiration of the Transition Period discussed in Section 1.2 above, Diepholz shall be available on reasonable request to provide counsel and advice requested by the Chief Executive Officer (depending on the particular situation and the nature of the particular request this specific activity may be performed as an individual or in coordination with other members of the Board of Directors).

It is a specific and significant requirement of this Agreement that except for Transition Services and similar requests by the Chief Executive Officer, Diepholz’s involvement in the ongoing

EXHIBIT 10.3

business of the Company shall be as one of the several members of the Board of Directors rather than as an individual acting separately from the Board.

The appointment of Diepholz as Chairman of the Board shall not entitle him to be chairman of any committees of the Board.

It is expressly agreed and understood that unless specifically requested by the Company, Diepholz shall not be involved in, nor shall he seek to be involved in, day to day decisions or operations of the Company’s business. Examples of day to day decisions or operations of the Company’s business referenced in the preceding sentence include, but are not limited to, personnel decisions, decisions to enter or withdraw from certain lines of business, decisions to be made in response to business risks or business opportunities; and decisions as to the deployment of capital, physical resources or personnel.

The Parties recognize that the role of Diepholz as Chairman of the Board of Directors is a new role and that expectations and understandings concerning that role will continue to be developed and refined as the Parties gain experience with the non-executive chairman role. As such, should the Company have concerns that Diepholz is acting inconsistently with the duties and directives set forth above, the Company will attempt to provide feedback to Diepholz. Accordingly, Diepholz agrees to listen to and be guided by such feedback.

Should the Chief Executive Officer of the Company and the majority of the Board of Directors vote to determine that either: 1) Diepholz is involving himself or attempting to involve himself in the day to day management or leadership of the Company in a manner that is inconsistent with the duties and directives set forth in this Section, or 2) Diepholz is not constructively responding to any feedback that may be provided concerning expectations for the role of Chairman of the Board, as expressly provided in this Section 1.4 , such determination may constitute a breach of this Agreement, in which case the Company shall provide written notice to Diepholz and a fifteen (15) day opportunity to cure such breach. In the event that any such alleged breach is not cured within fifteen (15) days, such shall be grounds for removal from the position of Chairman of the Board or removal from the Board of Directors pursuant to the Director removal provisions of the Company’s bylaws. For purposes of clarity it is agreed and understood that the Company shall only be required to provide three (3) such notices and opportunities to cure for conduct identified in items 1) or 2) of the first sentence of this paragraph.

1.5.
Initial Term as Chairman of the Board and ability to stand for subsequent terms on the Board of Directors. As soon as practical following the execution of this Agreement, Diepholz shall be appointed Chairman of the Board and the Initial Term for such appointment shall be the later of: 1) a period of one (1) year from the Date of this Agreement, or 2) until the 2025 annual meeting of shareholders. After the Initial Term as Chairman of the Board Diepholz may, at his

EXHIBIT 10.3

option, stand for election to the Board of Directors in a manner consistent with Company bylaws and applicable federal law or Delaware law. In the event Diepholz continues to serve as a member of the Board of Directors following the Initial Term, and if the Board decides to continue utilizing the non-executive chairman role after the expiration of the Initial Term, Diepholz may, at his option seek to be selected to the position of non-executive chairman in a manner consistent with the Company’s then current bylaws.
1.6.
Nomination of Tayler Diepholz in the event of certain contingencies. Upon exiting the role as non-executive chairman upon expiration of the Initial Term, or resignation from the Board of Directors, or other reasons except a “for cause” termination as defined below in Section 5, in addition to certain severance benefits payable to Diepholz, the Company shall nominate Tayler Diepholz as a regular member of the Board of Directors for a term not to extend beyond December 31, 2026. By separate letter agreement shareholders Ocean Partners and Golden Post have agreed to support and vote for Tayler Diepholz in the event of this contingency. PROVIDED HOWEVER, that in the event Diepholz is removed from the Board or removed from the position of Chairman of the Board for “cause”, as expressly defined herein, then the Company shall not be required to nominate Tayler Diepholz. PROVIDED FURTHER, that this Section 1.6 shall not be construed or interpreted to require the nomination of Tayler Diepholz as set forth herein so long as K.D. Diepholz remains on the Board.
1.7.
Equity Grant Number 1 to Vest on Effective Date. Diepholz received a restricted stock grant of 700,000 Company shares on December 28, 2022 and the Parties agree that those share shall vest as of the Effective Date of this Agreement.
1.8.
Chairman Emeritus Designation. Subject to compliance with the terms of this Agreement, whenever Diepholz ultimately rotates off of the Board of Directors for any reason other than termination for cause, death or disability, Diepholz shall be then designated by the Company as “Chairman Emeritus”. The title “Chairman Emeritus” is an non-compensated honorary position that has no governance, oversight or other substantive role. However, subject to the provisions of this Agreement, if so appointed Diepholz can publicly represent himself as “Chairman Emeritus” and hold himself out as “Chairman Emeritus” because the Company has recognized Diepholz’s many contributions to the development and maturation of the Company.
2.
Post Employment Compensation and Benefits. If Diepholz timely signs and complies with the terms of this Agreement, including execution of a release of claims attached as Appendix A of this Agreement, and in exchange for the mutual promises contained in this Agreement, Company will provide Diepholz with the compensation set forth below.
2.1.
Annual Compensation for Diepholz’s Service on the Board of Directors. In lieu of any other compensation generally payable to directors on the Company’s Board of Directors, and subject to the other provisions of this Agreement, Diepholz shall receive the following amounts payable in USD as annual compensation for his Board service:

EXHIBIT 10.3

2024: $150,000 ($300,000 salary * 6/12 for July 1-December 31, 2024)

2025: $325,000

2026: $350,000

Payments of the compensation for Board Service shall be paid monthly basis and payments shall be paid within fifteen (15) days of the last day of the month when such compensation was earned. It is mutually recognized that this compensation for Board Service is contingent upon continued service on the Board of Directors and is not in the nature of an employment severance payment.

2.2.
Annual Bonus. So long as Diepholz remains on the Board of Directors he shall be eligible to receive an annual bonuses on the following schedule:

2023: 186,355 shares of Company stock.

2024: $100,000 USD worth of shares of Company stock according to the determination of share price based on December 2024 VWAP share price.

2025: $100,000 USD worth of shares of Company stock according to the determination of share price based on December 2025 VWAP share price.

2026: $100,000 USD worth of shares of Company stock according to the determination of share price based on December 2026 VWAP share price.

Annual bonuses are generally payable in the year following the year they are earned. Diepholz’s annual bonus shall be awarded at a date or time to generally coincide with the Company’s payment of other annual bonuses but generally no later than March 31st of the year following the year the bonus was earned. PROVIDED HOWEVER, that the Company shall make reasonable efforts to pay the 2026 bonus on or before January 31, 2027.

Diepholz’s 2023 bonus is already earned and vested.

2.3.
Conditional Share Grant Number 2: Diepholz will receive the 500,000 shares previously contemplated and referenced as “Grant 2” conditioned upon: 1) continued service on the Company’s Board of Directors or as Chairman Emeritus, and 2) the issuance of a third party 43-101 compliant technical report (I.e. a PEA/PFS/BFS) demonstrating a minimum of two million (2,000,000) economically viable ounces of gold from operations of the Company so long as this report is issued before December 31, 2026.
2.4.
Effect of Company Bankruptcy on the Agreement’s Compensation Provisions. The compensation described in Section 2.1 above and the shares described in Sections 2.2 and 2.3 above are “at risk” and notwithstanding the stated values or specific amounts associated with this compensation amounts, bonuses or grants, these anticipated payments or grants are not unconditionally guaranteed. In the event of Company bankruptcy, insolvency or ceasing to do

EXHIBIT 10.3

business as a going concern, Diepholz shall be treated as an unsecured creditor with respect to these compensation amounts or anticipated award of shares.

2.5.
Payment of any other earned, accrued or otherwise owed compensation or reimbursements. Within twenty one (21) calendar days of the Separation Date Diepholz shall be paid any unpaid earned salary, earned but unused vacation or reimbursable expenses that accrued prior to the Separation Date.
2.6.
COBRA Payments. If Diepholz timely elects to continue his group health, dental, and/or vision insurance under the Company’s plans pursuant to terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Company will pay on his behalf the monthly premium costs for such coverage for twelve (12) months following the Separation Date or until Diepholz becomes eligible for group health insurance coverage due to subsequent employment or otherwise and notifies Company within five (5) business days of such eligibility, whichever is sooner. In the event Diepholz opts for these COBRA coverage the Company will pay the monthly COBRA premium amounts directly to the insurance administrator for the earlier of the three months just described or until Diepholz becomes eligible for other health insurance coverage.
2.7.
Cessation of Participation in all other employee or officer compensation programs or benefit programs. Except as expressly set forth in this Agreement, following the Separation Date, Diepholz shall cease to be eligible to participate in any of the Company’s existing or future compensation or benefit plans for officers or employees including but not limited to: 1) employee salary; 2) the “Discretionary Bonus” plan; 3) the “Annual Bonus” plan; 4) any long term equity compensation; 5) any other long term compensation plan; 6) any and all of the Company’s welfare benefit plans such as any medical benefit plans, dental or vision benefit plans, vacation plans or other paid leave benefit plans; and 7) any and all of the Company’s retirement benefit plans and programs. As of the Separation Date Director shall be ineligible for reimbursement of expenses under any of the Company’s written policies relating to employee business-related expenses. PROVIDED HOWEVER, that the provisions of this Section shall not affect any vested rights under the aforementioned plans. PROVIDED FURTHER, that except for monetary compensation for Board service, which for Diepholz shall be limited to the Annual Compensation for Board Services described in Section 2.1 and 2.2 above, so long as Diepholz remains a member of the Board of Directors he shall otherwise be entitled to any other benefits or plans generally available to other Board members. A hypothetical example is provided for illustration purposes only to put the preceding sentence in context: If the Company adopted a plan or program for Board members allowing for Board members to travel at Company expense to the Company’s operations in Mexico, then so long as Diepholz remained a member of the Board of Directors, Diepholz would also be eligible to travel at Company expense to its Mexico operations (again, this is a hypothetical example for illustrative purposes only).

EXHIBIT 10.3

2.8.
Conditions for Any Severance Payment. Notwithstanding any plan, program or practice of the Company with respect to severance payments, in light of the mutual promises and other consideration contained in this Agreement so long as Diepholz remains on the Company’s Board of Directors it is expressly agreed and understood that Diepholz is not entitled to any severance payment. However, should Diepholz rotate off of the Board, resign from the Board or be removed from the Board for certain reasons specified in Section 5 below prior to December 31, 2026, then the Compensation for Board Service may be terminated and the Severance amounts described in Section 5 may become due and payable according to the terms of Section 5.
2.9.
Deductions; Tax Withholdings. All compensation payable to Diepholz under the terms of this Agreement shall be subject to any applicable income or other tax withholding requirements.
2.10.
Section 409A Compliance. This Agreement is intended to comply with Internal Revenue Code Section 409A and any corresponding regulations and guidance promulgated thereunder (“Section 409A”), or an exemption thereto. The Compensation for Board Service amounts described above in Section 2.1 of the Agreement are not contemplated or anticipated to be subject to Section 409A, or they are intended to be exempt from Section 409A to the maximum extent applicable. Notwithstanding the foregoing, the Company makes no representations whatsoever as to the tax treatment of the Compensation for Board Service or any other compensation or payments under this Agreement. To the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. If payment of any amount subject to Section 409A is triggered by the separation from employment that occurs on the Separation Date and if Diepholz deemed a “specified employee” for purposes of Section 409A, such that the payment of any amounts under this Agreement is required to be delayed for a period of six months after the Separation Date, then payment of such amounts shall be delayed as required by Section 409A. In the event of Diepholz’s death during the aforementioned six-month period but prior to the payments in question, then any amounts withheld on account of Section 409A shall be paid to the personal representative of Diepholz’s estate within sixty (60) days after the date of his demise.

Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Diepholz. It is acknowledged and agreed that Diepholz shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if any or all of the compensation to be paid to Diepholz under this Agreement does not meet any applicable requirements for exemption or exclusion from Section 409A.

2.11. Office Facilities. So long as Diepholz remains Chairman of the Board, Diepholz shall be provided with office space and certain administrative support. It is expressly agreed and

EXHIBIT 10.3

understood that the use of these office facilities and support services will be for purposes that are not inconsistent with the role of non-executive chairman of the Company. It is further agreed and understood that the use of Company provided office facilities and support shall cease when Diepholz ceases to be Chairman of the Board and that the position of Chairman Emeritus shall not entitle Diepholz to the use of Company provided office facilities or administrative support.

2.11.
This Agreement Supersedes Prior Agreements. This Agreement expressly amends, replaces and supersedes all other agreements with or representations by the Company with respect to Diepholz’s employment including, but not limited to, the employment agreement between the Company and Director dated April 19, 2023 and any of Company’s compensation plans, programs or previously awarded compensation.

3.
Continuing Obligations and Commitments of Diepholz.

3.1. Cooperation; Assistance. During the term of this Agreement and thereafter, Director agrees to cooperate fully with the Company or any subsidiary and its or their counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which Diepholz was involved or about which he had knowledge concerning the Company or any subsidiary. Such cooperation shall include appearing from time to time at the offices of the Company or any subsidiary or its or their counsel for conferences and interviews and, in general, providing the officers of the Company or any subsidiary and its or their counsel with the full benefit of Diepholz’s knowledge with respect to any such matter. Diepholz further agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties. PROVIDED HOWEVER, that the obligations described in this Section 3.1 are subject to reimbursement by the Company of reasonable out of-pocket costs and expenses (including reasonable attorney fees).

3.2 Protection of Confidential Information. Diepholz acknowledges and agrees that:

(a) by reason of his prior employment with the Company, his service as an officer of the Company, and/or his service as Director or as Chairman of the Board, he will have knowledge of all aspects of the Company’s operations including confidential and secret proprietary business information and trade secrets of the Company, including but not limited to:

(i) information regarding the Company’s business priorities and strategic plans;

(ii) information regarding the Company’s personnel;

(iii) financial and marketing information (including but not limited to information about costs, prices, profitability and sales information not available outside the Company);

(iv) secret and confidential plans for and information about new or existing services, and initiatives to address the Company’s competition;

(v) information regarding customer relationships; and

EXHIBIT 10.3

(vi) proprietary or Confidential Information of customers or suppliers for which the Company may owe an obligation not to disclose such information.

(all such information shall be collectively referred to as “Confidential Information”);

(b) the Company and its subsidiaries, affiliates and divisions will suffer substantial and irreparable damage that will not be compensable through money damages if Diepholz should divulge or make use of Confidential Information acquired in the course of his employment with the Company and service to the Board (other than as may be appropriate in connection with Diepholz’s service with the Company); and

(c) the provisions of this Agreement are reasonable and necessary for the protection of Confidential Information, the business of the Company and its subsidiaries, affiliates and divisions, and the stability of their workforces.

(d) except as may be required or appropriate in connection with Diepholz’s service with the Company, Diepholz shall keep confidential all Confidential Information regarding the Company, its business, operations, systems, employees and customers. In addition, Diepholz agrees that he will not disclose Confidential Information obtained from the Company or its officers, directors or management to anyone other than as required by law or in response to a lawful court order or subpoena.

3.3. Witness Participation with Government Investigations. Nothing in this Agreement shall prohibit Diepholz from participating as a witness at the request of the Company or a third party in any investigation by any governmental agency charged with the investigation of any matters related to the Company, nor shall Diepholz be prohibited from testifying in response to a subpoena, court order or notice of deposition. Diepholz agrees to notify the Company’s General Counsel, in writing, at least ten (10) days prior to the response deadline or appearance date (whichever is earlier) for any such subpoena, court order or notice of deposition issued by a court or investigating agency which seeks disclosure of any Confidential Information, or as much notice as feasible if the response deadline or appearance date is less than ten (10) days from the date of Diepholz’s receipt of any such subpoena, court order or notice of deposition. Diepholz further agrees to take any actions reasonably requested by the Company to allow the Company to protect the release of information in such court or agency proceeding regarding Diepholz’s employment or other service with the Company.

3.4. Limitations on Use of Company Materials.

Diepholz agrees that:

(a) he will not, at any time, remove from the Company’s premises any notebooks, software, data or other Confidential Information relating to the Company, except to the extent necessary or appropriate to perform his duties and responsibilities under the terms of this Agreement;

(b) prior to the Separation Date Diepholz shall deliver to the Company any and all notebooks, software, data and documents and material, including all copies thereof, in his possession or under his control relating to any Confidential Information, or which is otherwise the property of the Company; and

EXHIBIT 10.3

(c) Diepholz will not use any Confidential Information for any purpose except as necessary for service on the Board of Directors and ii) as approved by the Company.

3.5 Mutual Non-Disparagement Obligation. Diepholz agrees that he will not at any time make, publish, or communicate to any person or entity or in any public forum defamatory or disparaging remarks, comments, or statements concerning Company or the Company’s subsidiaries, officers, employees or affiliates. In executing this Agreement, Diepholz acknowledges and agrees that he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Constitution of any State) rights to disclose, communicate, or publish any statements prohibited by this Section 3.5.

The Company also agrees that it will not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Diepholz.

The provisions of this Section 3.5 shall not apply to any action to enforce the terms of this Agreement. Nor shall the provisions of this Agreement preclude truthful responses to either Party’s participation in government investigations or other legal proceedings as set forth above.

The provisions of this Section 3.5 shall not apply to truthful statements by either Party that are communicated to the other Party with respect to the performance of duties, responsibilities, or other legitimate business related to the Company and its subsidiaries or related to Diepholz’s services for the Company or pursuant to this Agreement.

4.
Non-Competition and Non-Solicitation Commitments of Diepholz.

4.1. Acknowledgements. Diepholz acknowledges that, by virtue of his various positions and service with the Company, Diepholz has acquired significant Confidential Information about the Company and its existing and future plans and strategies. As a result, Diepholz acknowledges that the Company has a legitimate business interest supporting the restrictive covenants set forth in this Section 4.

4.2. Covenants. During Diepholz’s continued tenure on the Board of Directors and for one (1) year following the date Diepholz shall cease to be a Board member for any reason, Diepholz shall not in any manner, directly or indirectly, within the United States or Mexico:

(a) act as a Competitive Enterprise (as defined below) or accept any engagement in any capacity that involves Diepholz performing management, consultation, advisory, sales, or other services of any kind with or for a Competitive Enterprise, directly or indirectly;

(b) solicit (as defined below) any Customer (as defined below) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or any of its subsidiaries;

EXHIBIT 10.3

(c) transact business with any Customer that would cause Diepholz to be a Competitive Enterprise;

(d) interfere with or damage any relationship between the Company or any its subsidiaries with a Customer; or

(e) Solicit anyone who is then an employee of the Company or any of its subsidiaries (or who was an employee of the Company or any of its subsidiaries within the prior six months) to resign from the Company or any of its subsidiaries or to apply for or accept employment with any other business or enterprise.

4.3. Certain Definitions. For purposes of this Section 4, the following terms shall have meanings set forth in this Section 4.3:

(a) ”Competitive Enterprise” means any business enterprise anywhere in the United States or Mexico that either (A) engages in a business that competes with any business in which the Company or any of its subsidiaries is then engaged; or (B) holds a greater than 5% equity, voting or profit participation interest in any enterprise in the United States or Mexico that competes with or is in the same business as any business or business activity that the Company or any of its subsidiaries is then engaged in. PROVIDED HOWEVER, that if: (i) the Company, including any subsidiary, ceases or and exits, a particular type of business activity, then following such exit the Company and its subsidiaries will be deemed not to be “then engaged” in such business; or (ii) the Company, including any of its subsidiaries, was not engaged in a particular type of business activity (and was not contemplating such business activity), while Diepholz was employed by or serving as a Director for the Company, then for the purposes of this Agreement, the Company and its subsidiaries will be deemed not to be “then engaged” in such business.

(b) “Customer” means any customer or prospective or potential customer of the Company or any of its subsidiaries whose identity became known to Diepholz in connection with Diepholz’s relationship with or employment by the Company or any of its subsidiaries and who may be a customer within 12 months after the termination of this Agreement.

(c) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

4.
Removal or Resignation from Company’s Board of Directors.
4.1.
Removal of Diepholz from the Company’s Board of Directors for Cause. During the term of this Agreement the Company shall have the right, subject to the terms of this Agreement and the Company’s bylaws, to initiate activity by the Company’s Board of Directors to remove Diepholz from the Board of Directors for cause (as defined below).
4.2.
Removal of Diepholz from the Company’s Board of Directors if not Elected to the Board. Following the Initial Term as defined in Section 1.5 above, Diepholz may, at his option, stand for election to the Board of Directors in a manner consistent with Company bylaws and

EXHIBIT 10.3

applicable federal law or Delaware law. If for any reason Diepholz is not elected to the Board of Directors after the Initial Term, Diepholz shall be removed from the Board of Directors.
4.3.
Resignation from the Company’s Board of Directors by Diepholz . Diepholz shall have the right, subject to the terms of this Agreement, to resign his position on the Company’s Board of Directors at any time, for any reason or for no reason.
4.4.
Disability. If Diepholz shall suffer a Disability (as defined below), the Company shall then have the right to initiate proceedings under the Company’s bylaws to remove Diepholz from the Board of Directors.
4.5.
Effect of Removal from Company’s Board of Directors.
(a)
Removal by the Company for Cause. In the event of the removal of Diepholz from the Board of Directors for Cause in accordance with the bylaws of the Company and this Agreement, Diepholz shall forfeit or be otherwise ineligible for any of the remaining and unpaid compensation set forth in Section 2 above and shall not be eligible for any Severance Payment as described below.
(b)
Removal from the Board of Directors for Situations that are not for Cause. In the event Diepholz: 1) resigns from the Board; 2) rotates off of the Board; 3) does not stand for election or is otherwise not reelected to the Board; 4) is removed from the Board by the Company or its Successor without Cause; 5) is removed from the Board by reason of Diepholz’s death or Disability, then in such case Diepholz (or, in the case of death, his beneficiary, heir or estate) shall not be entitled to any additional unpaid Compensation for Board Service as set forth in Sections 2.1 and 2.2 above.

However, in the event Diepholz is removed from the Board for any of the Situations that are not for Cause as delineated immediately above, then in such case Diepholz (or, in the case of death, his beneficiary, heir or estate) shall be entitled to certain “Severance Payments”.

(c) Calculation of Any Required Severance Payments. The amount of such Severance Payments shall be determined according to: 1) the amounts set forth below (which are intended to mirror certain contemplated compensation in Section 2.1 and Section 2.2 above); 2) the date of such removal from the Board of Directors; and 3) by the amounts of compensation already earned and paid under Section 2 above. The calculation of any Severance Payment shall be based on and reflect the remaining anticipated Annual Compensation for Board Service under Section 2.1, and the Annual Bonus for Board Service under Section 2.2 that Diepholz did not receive based on his removal from the Board for reasons other than Cause. The amounts reflective of the specified compensation for Board Service for the Term of this Agreement are as follows:

EXHIBIT 10.3

2024: $250,000 ( one half of $300,000 board service comp + 100,000 annual bonus and assumes the $300,000 in shares annual bonus for 2023 already paid);

2025: $425,000 ($325,000 Board service comp + $100,000 annual bonus for 2024);

2026: $550,000 ($350,000 Board service comp. + $100,000 annual bonus for 2025 + $100,000 annual bonus for 2026);

In the calculation of any required Severance Payments there is to be no “double counting” or pyramiding of the specified compensation attributable to any given year. For example, at the end of the Term on December 31, 2026 if all of the specified compensation under Section 2.1 and 2.2 has already been paid, then no Severance Payment is due. For another example, if removal from the Board for reasons other than Cause occurred on January 1, 2026 and all Section 2.1 Compensation for Board Service and the 2024 Annual Bonus was paid in 2025, then the Severance Payment would be $550,000 reflecting $350,000 annual compensation for Board Service in 2026 and the $100,000 Annual Bonus earned in 2025 but not yet paid and the $100,000 Annual Bonus for 2026).

Subject to Section 2.10 above, and subject to Diepholz’s continued compliance with the various commitments and conditions contained in this Agreement, the Severance Payments shall be paid either as a lump sum or ratably in United States Dollars (rather than shares) on a basis no less frequently than monthly and payment shall be made within fifteen (15) days of the close of each month for which Severance is payable. Whether any severance is paid in a lump sum or periodically as set forth above is to be determined by the Company.

4.6.
Conditions of Severance Payment. Any Severance Payments made or provided in connection with the removal of Diepholz from the Board of Director’s for reasons other than for Cause are subject to Diepholz continued compliance with all applicable provisions of this Agreement, including the restrictive covenants identified in Sections 3 and 4 of this Agreement.
4.7.
Certain Definitions. For purposes of this Section 5, the following terms shall have meanings set forth in this Section 5.7.
(a)
“Cause” shall mean:
(i)
Diepholz’s failure to abide by the terms of this Agreement or Diepholz’s breach of this Agreement including, but not limited to the circumscribed Duties and Responsibilities as non-executive Chairman as set forth in Section 1.4 above subject to the notice and opportunity to cure provisions therein;
(ii)
Diepholz’s failure to perform (other than as a result of Executive’s Disability) or substantial neglect in the performance of duties as non-executive chairman of the Company under Section 1.4 of this Agreement,

EXHIBIT 10.3

or any applicable Delaware or federal law, or the willful failure to comply with any valid and legal directives provided by the Company or the Board.
(iii)
Conviction of or plea of nolo contendere to a felony;
(iv)
any act of fraud, theft, embezzlement, or gross negligence by Diepholz;
(v)
material dishonesty, breach of fiduciary duty, or misconduct in performance of Diepholz duties on the Company’s Board of Directors;
(vi)
Diepholz’s material violation of the Company’s written policies or codes of conduct that are applicable to all of its Directors, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;
(b)
“Disability” shall mean any physical or mental incapacity as a result of which Diepholz is unable to perform substantially all of his essential duties as a member of the Company’s Board of Directors.
5.
Change in Control.

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Diepholz to compensation from the Company, including any Separation Pay, in the same amount and on the same terms as he would be entitled to hereunder if the Company had removed Diepholz from the Board without Cause as of the day immediately before such succession became effective. As used in this Section “Company” shall mean the Company as defined in the first sentence of this Agreement and any successor to all or substantially all its business or assets or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise. PROVIDED HOWEVER, that the Company’s commitments under this Section shall only apply to the economic terms of this Agreement and the Company makes no representations or promises with respect to Diepholz’s ongoing role, if any, on the Board of Director’s following any successor’s completion of a direct or indirect Change in Control whether by purchase, merger, consolidation or otherwise.

6.
Injunctive Relief.

If Diepholz commits a breach, or threatens to commit a breach, of any of the provisions of Section 4 or 5 of this Agreement, the Company shall have the right and remedy (which shall be in

EXHIBIT 10.3

addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without posting a bond or proving irreparable injury, it being acknowledged by Diepholz that any such breach or threatened breach will or may cause irreparable injury to the Company and that money damages will or may not provide an adequate remedy to the Company.

7.
Term of Agreement.

The provisions of this Agreement shall be effective as of the Effective Date and shall continue in force until December 31, 2026 (the “Term”) unless earlier terminated as provided in Section 5. PROVIDED HOWEVER, that certain items of this Agreement such as the expiration of the Initial Term as Chairman of the Board will occur prior to December 31, 2026.

8.
Miscellaneous.
8.1.
Benefit of Agreement, Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall also inure to the benefit of, and be enforceable by, Diepholz and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8.2.
Notices. Any notice required or permitted under this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by certified mail, postage prepaid, with return receipt requested or by reputable overnight courier, addressed: (a) in the case of the Company, to the General Counsel of the Company at the Company’s then-current corporate headquarters, and (b) in the case of Diepholz, to his last known address as reflected in the Company’s records, or to such other address as either party shall designate by written notice to the other party. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by certified mail or by courier.
8.3.
Entire Agreement; Amendment. Except as specifically provided in this Agreement, this Agreement contains the entire agreement of the parties to this Agreement with respect to the terms and conditions of Diepholz’s employment, cessation of employment, continuing service as a member of the Board of Directors, and other commitments throughout the Term of the Agreement . This Agreement supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to compensation due for services rendered as an employee, officer or Director of Company. For the avoidance of doubt, in the event of any inconsistency between this Agreement and any plan, program or arrangement of the Company or its affiliates, the terms of this Agreement shall control. This Agreement may not be changed or modified except by an instrument in writing signed by both of the Parties.

EXHIBIT 10.3

8.4.
Confidential Nature of this Agreement. Diepholz understands and agrees that, except as required or specifically permitted by law, neither Diepholz nor Company shall disclose the terms of this Agreement to any person or entity; except that Diepholz or Company may disclose the existence and terms of this Agreement to any legal counsel, financial advisor, or tax preparer, and Diepholz may disclose the Agreement’s existence and terms to Diepholz’s immediate family members, religious advisor, medical or mental health provider, if any, and/or mental or behavioral health therapeutic support group, if any. Diepholz and Company agree that any person to whom disclosure is permitted shall be told of these confidentiality obligations. PROVIDED HOWEVER, that notwithstanding the confidential nature of the terms of this Agreement, the existence of the Agreement and certain limited provisions may need to be disclosed in accordance with the material event disclosure rules of the Securities and Exchange Commission.
8.5.
Waiver. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach.
8.6.
Headings. The section headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.
8.7.
Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Texas, without reference to the principles of conflicts of laws.
8.8.
Survivorship. The respective rights and obligations of the Parties under this Agreement shall survive any termination of this Agreement to the extent necessary to effectuate the intended preservation of such rights and obligations, including, without limitation, Sections 3 and 4 of this Agreement.
8.9.
Validity. The invalidity on unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this is held to be invalid, void or unenforceable, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement.
8.10.
Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

EXHIBIT 10.3

8.11.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which will constitute one and the same instrument. The parties agree that electronic signatures, including signatures delivered in PDF format, by DocuSign, or in any other electronic format, shall constitute originals for all purposes.

[Signature page follows]

EXHIBIT 10.3

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement on the date first set forth above.

Dynaresource, Inc.

By: /s/ Phillip Rose

Mr. Phillp Rose

Independent Director and Chairman of Audit Committee

Koy W. “K.D.” Diepholz, Member of the Company’s Board of Directors and referred to as “Diepholz” for purposes of this Agreement.

By: /s/ K.D. Diepholz

Mr. K.D. Diepholz, Individually

DOCPROPERTY "DOCID" \* MERGEFORMAT #503514859_v1 If numpages 21 = 1 DOCPROPERTY "DOCID" \* MERGEFORMAT ""

EXHIBIT 10.3

Appendix A

Release of Claims

1.
Diepholz does not believe that the Company or any of the Company’s parent companies, affiliates, subsidiaries, or any of their respective representatives, officers, directors, agents, attorneys, or employees (collectively, the “Released Parties”) bear any liability to Diepholz arising out of the employment relationship, the circumstances under which that relationship is being terminated, or any other matter. Nevertheless, for the avoidance of any doubt or controversy in the future, and in consideration of the Parties’ promises, covenants, and agreements set forth herein, Diepholz, individually and for his heirs, successors, administrators, and assignees, (collectively, the “Diepholz representatives”) hereby UNCONDITIONALLY RELEASES, DISCHARGES, AND FOREVER EXTINGUISHES ANY AND ALL CLAIMS LIABILITIES, DEMANDS AND CAUSES OF ACTION Diepholz may have or have had against the Company and/or any of the Released Parties for any matter, whether known or unknown, based on facts existing or arising prior to the Effective Date, including but not limited to all claims and liabilities relating to Diepholz’s employment with the Company and the termination of Diepholz’s employment relationship with the Company. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. By signing this Agreement, Diepholz acknowledges that he is doing so knowingly and voluntarily. Diepholz also represents that Employee has not transferred or assigned, to any person or entity, any claim that Diepholz is hereby releasing.
2.
Without limitation of the foregoing general release, Diepholz expressly acknowledges that this release shall apply to any and all claims, including but not limited to claims for: personal injury; breach of contract; wrongful discharge; defamation; intentional infliction of emotional distress; tort; invasion of privacy; violation of public policy; negligence; discrimination by reason of race, sex, national origin, handicap, religion or age; and any claims arising from any alleged violation by the Company or any of the Released Parties of any federal, state, or local statutes (as such statutes exists or may be amended), regulations, ordinances or common law, including, but not limited to: the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; 42 U.S.C. §1981; the Americans with Disabilities Act; ; the Employee Retirement Income Security Act; the Occupational Safety and Health Act;; the Family Medical Leave Act, and other similar state or local laws.
3.
Based on Employee’s release of claims set forth in this Agreement, Diepholz understands that he is releasing all claims that Employee may have, as well as, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain other relief that is personal to Diepholz in connection with any claim he is releasing under this Agreement.
4.
The Company does not believe that Diepholz bears any liability to Company arising out of the employment relationship, the circumstances under which that relationship is being terminated, Diepholz’s performance of his usual and customary job duties as Chief

EXHIBIT 10.3

Executive Officer or any other matter arising out of Diepholz’s performance of job duties in the ordinary course of business. Nevertheless, for the avoidance of any doubt or controversy in the future, and in consideration of the Parties’ promises, covenants, and agreements set forth herein, the Company on behalf of any parent companies, affiliates, subsidiaries, or any of their respective representatives, officers, directors, agents, or attorneys hereby UNCONDITIONALLY RELEASES, DISCHARGES, AND FOREVER EXTINGUISHES ANY AND ALL CLAIMS LIABILITIES, DEMANDS AND CAUSES OF ACTION that Company has or may have against Diepholz for any matter arising out of related to Diepholz’s employment performance in the ordinary course of business that is based on facts currently existing or arising prior to the Effective Date.
5.
Company and Diepholz acknowledge and agree that this release applies to claims that either currently exist, are already known, or could be known through the exercise of reasonable diligence. That is by signing and executing this release neither Diepholz nor the Company is releasing claims for alleged acts, omissions or breaches of contract that have not yet occurred.
6.
Mutual Agreement Not To Sue. Except as expressly set forth in Section 5 above, Employee, for himself/herself and all Diepholz Representatives, and the Company on behalf of any parent companies, affiliates, subsidiaries, or any of their respective representatives, officers, directors, agents, attorneys, or employees agrees not to file or otherwise participate in any lawsuit, claim, complaint, or action of any nature whatsoever asserting against the Company or any of the Released Parties any claim released under this Agreement.

Dynaresource, Inc.

By: /s/ Phillip Rose

Mr. Phillp Rose

Independent Director and Chairman of Audit Committee

Koy W. “K.D.” Diepholz, Member of the Company’s Board of Directors and referred to as “Diepholz” for purposes of this Agreement.

By: /s/ K.D. Diepholz

Mr. K.D. Diepholz, Individually